Transamerica 10f-3 Equity Report 2016


Fund	Offering Date/Trade Date	Issuer/Security
	Cusip	Offering Type	Shares	Unit Price of
Offering/Price Paid Per Unit	Spread	Total Price Paid
	Underwriter From Whom the Fund Purchased
	Total Shares Offered	Total Size of the
Offering	Total Shares Purchased by Investment
Management	Total Price Paid by the Fund Plus Total
Price paid For Same Securities Purchased By the Same
Sub-adviser	% of Offering
Transacmerica Series Trust- Multi-Managed Balanced
VP	2/22/2016	Cabot Oil & Gas Corporation
(COG) Secondary	12709710	U.S Registered
2,219 	 $20.00 	 $0.325 	$44,380	BofA Merrill
Lynch	 44,000,000 	$880,000,000	 514,613
	$10,292,260	1.17%	J.P. Morgan / BofA
Merrill Lynch / Citigroup / BMO Capital Markets / MUFG
/ TD Securities / Wells Fargo Securities
Transacmerica Series Trust- Multi-Managed Balanced
VP	7/12/2016	Regency Centers Corporation
(REG) Secondary	75884910	U.S. Registered
4,400 	 $81.25 	 $1.273 	$357,500
BofA Merrill Lynch	 4,350,000 	$353,437,500
	162,300 	$13,186,875	3.73%
Transacmerica Series Trust- Multi-Managed Balanced
VP	12/15/2016	DIAMONDBACK ENERGY INC
	25278X10	U.S. Registered	 2,100.00
$97.00 	 $1.698 	$203,700	Credit Suisse
10,500,000 	$1,018,500,000	 258,500
	$25,074,500	2.46%